Exhibit 99.1

NEWS RELEASE - FOR IMMEDIATE RELEASE

CONTACT: Marty McKenna	(312) 928-1901

DECEMBER 10, 2009

Equity Residential Announces Completion and Results of Tender Offer by ERP Operating

Limited Partnership for its Non-Exchangeable Notes

Chicago, IL – December 10, 2009 - Equity Residential (NYSE: EQR) today announced that its operating partnership, ERP Operating Limited Partnership (the “Operating Partnership”), accepted for purchase the principal amount of its outstanding notes set forth below, which were validly tendered pursuant to its previously announced cash tender offers for each such series of notes (the “Non-Exchangeable Notes Offer”). The Non-Exchangeable Notes Offer expired at 5:00 p.m., Eastern Standard Time, on December 9, 2009. Payment for notes purchased pursuant to the Non-Exchangeable Notes Offer was made on December 10, 2009. The aggregate principal amount of Non-Exchangeable Notes accepted for purchase was approximately $295.7 million. The aggregate consideration for the Non-Exchangeable Notes accepted for purchase, including accrued and unpaid interest of approximately $5.5 million, was approximately $323.2 million. As a result of the cash tender premium paid by the company in excess of par as well as the non-cash write-off of certain unamortized costs and premiums/discounts related to the Non-Exchangeable Notes, the company will record a charge to earnings and funds from operations (FFO) of approximately $23.2 million in the fourth quarter of 2009.

Title of Security	Principal Amount Outstanding (1)	Total Consideration (2)	Principal Amount Accepted for Purchase	Principal Amount Outstanding After Purchase (3)
6.95% Notes due March 2, 2011	$114,806,000	$1,060	$21,710,000	$93,096,000
6.625% Notes due March 15, 2012	$400,000,000	$1,080	$146,142,000	$253,858,000
5.50% Notes due October 1, 2012	$350,000,000	$1,070	$127,867,000	$222,133,000

(1)	As of December 2, 2009.
(2)	Per $1,000 principal amount of notes tendered and accepted for purchase.
(3)	As of December 10, 2009.

The Operating Partnership’s concurrent offer to purchase any and all of its 3.85% Exchangeable Senior Notes due August 15, 2026 (the “Exchangeable Notes Offer”) is scheduled to expire at 12:00 midnight, Eastern Standard Time, on December 30, 2009. We refer to the Exchangeable Notes Offer and the Non-Exchangeable Notes Offer as the “Offers.”

The complete terms and conditions of the Offers are set forth in the Offer to Purchase dated December 2, 2009 and the related Letter of Transmittal. This press release is neither an offer to purchase nor a solicitation to buy any of these notes nor is it a solicitation for acceptance of the Offers.

Citigroup Global Markets Inc. is the Dealer Manager for the Offers. Global Bondholder Services Corporation is the Information Agent.

Equity Residential is an S&P 500 company focused on the acquisition, development and management of high quality apartment properties in top U.S. growth markets. Equity Residential owns or has investments in 496 properties located in 23 states and the District of Columbia, consisting of 137,489 apartment units. For more information on Equity Residential, please visit our website at www.equityresidential.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements. These statements are based on current expectations, estimates, projections and assumptions made by management. While Equity Residential’s management believes the assumptions underlying its forward-looking statements are reasonable, such information is inherently subject to uncertainties and may involve certain risks, including, without limitation, changes in general market conditions, including the rate of job growth and cost of labor and construction material, the level of new multifamily construction and development, competition and local government regulation. Other risks and uncertainties are described under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission (SEC) and available on our website, www.equityresidential.com. Many of these uncertainties and risks are difficult to predict and beyond management’s control. Forward-looking statements are not guarantees of future performance, results or events. Equity Residential assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.